Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 17, 2022

European Wax Center, Inc.

5380 Granite Parkway, 3rd Floor

Plano, Texas 75024

Re: Registration Statement on Form S-1 filed on May 17, 2022

Ladies and Gentlemen:

We have acted as counsel to European Wax Center, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed as of the date hereof (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 5,175,000 shares (the “Shares”) of the Class A common stock, $0.00001 par value per share (“Common Stock”), of the Company, including 675,000 shares of Common Stock that may be purchased at the option of BofA Securities, Inc., Morgan Stanley & Co. LLC and Jefferies LLC (the “Underwriters”), in their capacity as representatives of the underwriters named in the Underwriting Agreement (as defined below). The Shares are being offered by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) and consist of (i) 2,771,772 issued and outstanding Shares directly held by certain Selling Stockholders (the “Direct Selling Stockholders”) and (ii) 2,403,228 Shares that are issuable upon exchange of common units (“EWC Ventures Units”) of EWC Ventures, LLC, together with a corresponding number of shares of Class B common stock (the “Class B Stock”) of the Company, held by certain Selling Stockholders that are equity owners of EWC Ventures, LLC and EWC Management Holdco, LLC (the “LLC Owner Selling Stockholders”), in each case as set forth in the Registration Statement. The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the Selling Stockholders and the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

European Wax Center, Inc.	- 2 -

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares being offered by the Direct Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable and (ii) the Shares being offered by the LLC Owner Selling Stockholders, when issued and delivered upon exchange of EWC Ventures Units and a corresponding number of shares of Class B Stock as described in the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP